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                                                                     EXHIBIT 5.1

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                  June 9, 1999


Broadcom Corporation
16215 Alton Parkway
Irvine, California  92618

         Re: Broadcom Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Broadcom Corporation, a California corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 623,917 shares of Class A Common Stock and 623,917 shares of Class B Common Stock (collectively, the "Shares") and related stock options under (i) the Epigram, Inc. 1996 Stock Plan, as amended; (ii) the Maverick Networks 1998 Stock Plan (together, the "Plans"); (iii) the Nonstatutory Stock Option Agreement between Armedia, Inc. ("Armedia") and Ms. Clark, which has been assumed by the Company; (iv) the Nonstatutory Stock Option Agreement between Armedia and Mr. Prabhakar, which has been assumed by the Company; and (v) the Nonstatutory Stock Option Agreement between Armedia and Mr. Sambasivam, which has been assumed by the Company (collectively, the "Agreements").

         This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Plans and the options outstanding thereunder and the Agreements. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Plans or the Agreements and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

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         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, the Agreements or the Shares.

                                      Very truly yours,


                                      /s/ BROBECK, PHLEGER & HARRISON LLP
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                                      BROBECK, PHLEGER & HARRISON LLP